Exhibit 10.1

May 27, 2025

Daniel Kroft, CEO

Giant Group America, Inc.

2045 Biscayne Blvd., Suite 211

Miami, FL 33127

Re: Non-Binding Letter oflntent

Dear Mr. Kroft

I am pleased to provide you with a non-binding letter of intent (“LOI”) which sets forth the general terms of the proposed transaction (hereinafter, the “Transaction”) between Safe & Green Holdings Corp. (the “Buyer”) and Giant Group America, Inc. (the “Seller”), who is the sole shareholder of Giant Containers Inc., a Delaware corporation (“Giant”) whereby Buyer will acquire one hundred percent (100%) of the issued and outstanding shares of stock of Giant from the Seller, entitling Buyer to full and complete ownership of Giant post-Closing of the Transaction. Buyer, Seller, and Giant may be referred to hereinafter as a “Party” or collectively as the “Parties”. The Transaction is expressly subject to the following:

●	the satisfactory due diligence review by both Parties, including legal, financial, tax, regulatory, operational, and other diligence;

●	the successful negotiation, execution and delivery of the Definitive Documents described in Section 3 below;

●	the approval of the transaction by the Parties and their respective board of directors, shareholders, and/or members; and

●	the approval of applicable regulatory authorities.

1. Structure of Transaction. Buyer will acquire 100 shares of common stock of Giant, representing one hundred percent (100%) of the issued and outstanding shares of stock of Giant, from the Seller via a Stock Purchase Agreement. The Parties will mutually work to produce definitive documents for the Transaction as promptly as possible. The Parties acknowledge it is the intent that post-Closing SGBX will operate as the manufacturing arm for all of Giant’s projects. As of the Effective Date of this LOI, the Parties acknowledge that Giant has current projects under contract with a total project value, including change orders, of $6,856,186.45 (as more fully set forth in Exhibit A and Exhibit B, attached hereto and incorporated by reference). The Parties acknowledge that an amount of working capital in an amount sufficient to cover the costs of Giant’s active projects (such amount to be mutually agreed by the Parties) will be included in the Definitive Documents as part of the Transaction.1

2. Consideration. The purchase price for the Transaction shall be $3.5 million USD, which shall be paid as follows: (a) $1.75 million to be paid in certified funds at Closing, and (b) $1.75 million to be paid via the de) ivery of a promissory note in favor of the Seller, with quarterly installment payments of principal and interest paid over a 24-month period, and which shall accrue interest at five percent (5%) per annum. As additional consideration, Daniel Kroft, Giant’s principal, shall be hired by SGBX as the Vice President of Business Development with the following terms: a base annual salary of $250,000, a one-year term, eligibility for stock options customary for executives, and non-competition/non-solicitation provisions customary for executives.

[1]	Note to Buyer: As the project clients are already in Giant, no assignment will be necessary.

Daniel Kroft

Giant Containers

3. The Definitive Documents. The Parties agree to negotiate in good faith the proposed terms of a definitive Stock Purchase Agreement, Promissory Note, Employment Agreement, and any ancillary documents thereto (the “Definitive Documents”). The Parties acknowledge that the Definitive Documents shall include customary representations, warranties, covenants, closing conditions, indemnities, and escrows2 that are usual and customary for this type of transaction.

4. Due Diligence. The Parties each agree to provide access to each other, and each other’s legal counsel, accountants, consultants, and other designated representatives (collectively, the “Representatives”) to perform a due diligence review of all matters pertaining to the Transaction and the Parties’ businesses. Each Party agrees to disclose or make available to the other Party and their Representatives during normal business hours such books, agreements, papers, and records requested by the other Party, relating to the Transaction. It is anticipated that the diligence review will be completed within fifteen (15) days following the execution of this LOI. Each Party reserves the right to waive all or any portion of the due diligence. If either Party finds such information unacceptable for any reason, such Party may elect not to enter into the Definitive Documentation or to consummate the Transaction and, may, with written notice to the other, terminate this LOI.

5. Confidentiality. Each Party hereto agrees that it will not make any public disclosure, other than to its respective attorneys, accountants, consultants, financial advisors and/or financing sources (who will be advised of the existence of the restrictions contained in this paragraph prior to disclosure), of the existence of this LOI or any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation (including applicable franchise laws), in which event the party contemplating disclosure will inform the other party of, and obtain their consent to, the form and content of such disclosure, which consent will not be unreasonably withheld or delayed. All information furnished to a Party by the other Party pursuant to the due diligence requested herein shall remain strictly confidential and only for the permitted purpose of evaluating the Transaction. Upon request by either Party, the Parties will return all written material delivered to it by the other party and will not retain any copies thereof.

6. Conduct of Business. After the date hereof and until the Closing or the termination of the Transaction, each of the Parties will conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact their business.

[2]	Note to Draft: To be discussed in the Definitive Agreements.

Daniel Kroft

Giant Containers

7. Closing. The closing of the Transaction is anticipated to take place on or before June 15, 2025 (the “Closing” or “Closing Date”). The Parties will make their best efforts to execute Definitive Documents within fifteen (15) days of execution of this LOI.

8. Binding Effect. Except for the obligations set forth in paragraph 5, 8, and 9(a) through (e), which are intended to create binding obligations, it is understood that no legal obligation to close the Transaction will be created by this LOI and that the legal obligations and the liabilities of the Parties to close the Transaction are to arise only upon the authorized execution and delivery of the Definitive Documents.

9. Miscellaneous

a.	Expenses. Each Party will pay its own costs and expenses, including attorney fees, in connection with the Transaction

b.	Publicity. No Party hereto shall be pennitted to make any public disclosure of this LOI or public statements regarding the terms stated herein without the prior written consent of all of the other Parties, unless required by applicable law.

c.	Governing Law. This LOI will be governed by the laws of the state of Delaware, and the Parties hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts of the state of Delaware to resolve any disputes arising out of or related to this LOI.

d.	Assignment. Neither this LOI, nor any rights or obligations hereunder may be assigned, delegated, or conveyed by either party without the prior written consent of the other party.

e.	Finder’s Fees. No finder’s fees are owing to any third party as a result of the Transaction.

f.	Counterparts. This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

[Signatures Page Follows]

Daniel Kroft

Giant Containers

Please execute a copy of this LOI as indicated below and return it to me to evidence your acceptance of this LOI.

Very truly yours,

Safe & Green Holdings Corp.

/s/ Mike McLaren
Mike McLaren
CEO & Chairman

Accepted and Agreed:

Giant Group America, Inc.

/s/ Daniel Kroft
By:	Daniel Kroft
CEO